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                                EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in this registration statement of West One Bancorp on Form S-4 of our report dated January 20, 1994, on our audits of the consolidated financial statements of West One Bancorp and subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report is incorporated by reference in the 1993 Annual Report on Form 10-K from the 1993 Annual Report to Shareholders of West One Bancorp. We also consent to the reference to our firm under the caption "Experts".


/s/ Coopers & Lybrand

Coopers & Lybrand
Boise, Idaho
July 6, 1994